Exhibit 99.1

BOLT TECHNOLOGY ANNOUNCES FIRST QUARTER RESULTS

NORWALK, CT, October 24, 2013 – Bolt Technology Corporation (NASDAQ Global Select Market: BOLT) today announced financial results for the first quarter of fiscal year 2014, the three months ended September 30, 2013.

Sales for the first quarter of fiscal year 2014 increased 14% to $16,208,000, compared to $14,268,000 for the first quarter of fiscal year 2013. Net income for the quarter increased 39% to $2,363,000 ($0.27 per share) from $1,704,000 ($0.20 per share) in the first quarter of fiscal year 2013.

Raymond M. Soto, Bolt’s chairman and CEO, commented, “The 14% increase in sales for the first quarter of fiscal year 2014 is attributable to our marine seismic data acquisition businesses which reported a 23% increase in sales, partially offset by a 14% decrease in sales in our underwater robotic vehicle business. During the quarter we shipped the first order of our SmartSource™ digital controller which was a major contributor to the increase in sales and net income.”

Mr. Soto concluded, “We are pleased with the results of the first quarter of fiscal year 2014 and based on current customer orders and inquiries, we anticipate that fiscal year 2014 will be another successful year for our Company.”

BOLT TECHNOLOGY CORPORATION

Condensed Consolidated Statements of Operations (Unaudited)

	Three Months Ended
	September 30,

	2013	2012

Sales	$16,208,000	$14,268,000
Costs and expenses	12,680,000	11,647,000
Income before income taxes	3,528,000	2,621,000
Provision for income taxes	1,165,000	917,000
Net Income	$2,363,000	$1,704,000

Earnings per share	$0.27	$0.20
Average shares outstanding	8,653,000	8,581,000

BOLT TECHNOLOGY CORPORATION
Condensed Consolidated Balance Sheets (Unaudited)

September 30,			September 30,
	2013	2012		2013	2012

Assets			Liabilities and Stockholders’ Equity
Current Assets			Current Liabilities
Cash and cash equivalents	$25,170,000	$26,332,000	Accounts payable	$2,288,000	$1,570,000
Accounts receivable	10,993,000	8,619,000	Accrued expenses	3,015,000	2,181,000
Inventories	18,568,000	17,135,000	Contingent earnout liability	2,170,000	2,400,000
Deferred income taxes	626,000	530,000	Dividends payable	779,000	601,000
Other	907,000	1,029,000	Income taxes payable	1,067,000	830,000
	56,264,000	53,645,000		9,319,000	7,582,000
Property and equipment	4,907,000	5,098,000	Contingent earnout liability	1,145,000	2,600,000
Goodwill	17,227,000	17,227,000	Deferred income taxes	2,398,000	2,494,000
Other intangible assets	6,772,000	7,653,000	Total liabilities	12,862,000	12,676,000
Other	241,000	250,000
			Stockholders’ Equity	72,549,000	71,197,000
	$85,411,000	$83,873,000		$85,411,000	$83,873,000

About Bolt Technology Corporation

Bolt Technology Corporation is a leading worldwide developer and manufacturer of marine seismic data acquisition equipment used for offshore oil and natural gas exploration. Bolt, through its SeaBotix Inc. subsidiary, is also a developer and manufacturer of remotely operated robotic vehicles systems used for a variety of underwater tasks.

Forward Looking Statements

Forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These include statements about anticipated financial performance, future revenues and earnings, dividends, business prospects, new products, anticipated energy industry activity, anticipated market performance, planned production and shipping of products, expected cash needs and similar matters. Investors are cautioned that all forward-looking statements involve risks and uncertainty, including without limitation (i) the risk of technological change relating to the Company’s products and the risk of the Company’s inability to develop new competitive products in a timely manner, (ii) the risk of changes in demand for the Company’s products due to fluctuations in energy industry activity, (iii) the Company’s reliance on certain significant customers, (iv) risks associated with a significant amount of foreign sales, (v) the risk of fluctuations in future operating results, (vi) risks associated with global economic conditions, (vii) risks of changes in environmental or regulatory matters and (viii) other risks detailed in the Company’s filings with the Securities and Exchange Commission. The Company believes that forward-looking statements made by it are based on reasonable expectations. However, no assurances can be given that actual results will not differ materially from those contained in such forward-looking statements. The words “estimate,” “project,” “anticipate,” “expect,” “predict,” “believe,” “may,” “could,” “should” and similar expressions are intended to identify forward-looking statements.

Contact:

Raymond M. Soto

Chairman and CEO

(203) 853-0700

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